Exhibit 99.4

NABORS OVERHAULS CEO COMPENSATION

Aligns CEO Compensation with Industry Peers and

Responds to Shareholder Concerns

HAMILTON, Bermuda, March 7, 2013 — Nabors Industries Ltd. (NYSE:NBR) today announced that it has entered a new employment agreement with Chief Executive Officer Anthony Petrello to more closely align his compensation with Nabors’ shareholders’ interests and industry peers.

The new five-year agreement, which replaces Mr. Petrello’s 2009 agreement well before its scheduled expiration, resulted from the Board’s comprehensive review of the Company’s compensation practices following last year’s annual shareholders meeting, together with input from shareholders.  Effective January 1, 2013, the new agreement:

•                  Eliminates death and disability benefits valued at $50 million;

•                  Abolishes uncapped cash bonuses and the bonus metric based on excess cash flow over an equity hurdle;

•                  Subjects more than 80% of Mr. Petrello’s target annual compensation and more than 90% of his maximum annual compensation to financial and operational objectives;

•                  Caps termination payments at 2.99 times base salary and bonus; and

•                  Continues to require Mr. Petrello to maintain equity ownership of Nabors shares at five-times his annual base salary.

John Yearwood, Nabors’ Lead Director, commented, “Over the past several years, Nabors has made significant strides in overhauling its compensation system to ensure that its leadership teams are properly incentivized to, and rewarded for, returning value to our shareholders. It was important to Tony and the rest of the Board that his compensation structure be based on the same principles that are in place for the rest of our employees and that his compensation be solidly aligned with our shareholders’ interests. To that end, Tony willingly gave up numerous benefits he had under his prior agreement, and entered into a new agreement that strikes an important balance between retaining a key executive and incentivizing a focus on shareholder return.  We are pleased that our CEO compensation and benefit program is now consistent with our peers.”

The new agreement sets Mr. Petrello’s annual base salary at $1.7 million and offers an annual incentive cash bonus targeted at base salary and capped at twice that amount, subject to measurable financial and operational objectives.  It also subjects long-term equity incentive awards to performance goals based on total shareholder return (TSR) relative to a peer group and other financial and operational objectives.  The minimum and maximum payouts for annual and long-term equity-based incentive awards are significantly lower than under the prior employment agreement, and the hurdles to reach both the minimum and maximum payouts are more stringent.

The cash savings attributable to benefits and compensation voluntarily relinquished by Mr. Petrello is significant over the term of the contract.  In consideration for terminating the prior agreement and entering into the new agreement under which long-term stock awards linked to TSR performance are not eligible to vest before 2016, Mr. Petrello will receive a one-time stock grant valued at $27 million, which will vest immediately, $18 million in cash, and a one-time award of restricted shares valued at $15 million and scheduled to vest through 2016.

The relevant agreements will be filed with the Securities and Exchange Commission.

About Nabors

The Nabors companies own and operate approximately 474 land drilling rigs throughout the world and approximately 548 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.